DAKOTA COIN AUTHORITY
An Unincorporated Body Politic of the
FLANDREAU SANTEE SIOUX TRIBE OF SOUTH DAKOTA

Continuing Disclosure and Other Undertakings by the Authority

RECITALS:

This Continuing Disclosure and Other Undertakings by the Authority (the "Undertaking") is executed and delivered, on March 6, 2020, by the Dakota Coin Authority (the "Authority") in connection with the offer and sale by the Authority of a total of 4,000,000,000 Digital Assets including Securities and Non-Securities financial instruments, namely, 1,000,000,000 DAK Securities Coin offered at $0.10 per Coin and 3,000,000,000 Non-Securities DAK Utility Token offered at $0.10 per Token (collectively, the "DAK Units") (the "Offering").

The Authority is wholly owned by the Flandreau Santee Sioux Tribe of South Dakota ("FSST" or the "Tribe") and was specifically created for the purpose of conducting the Offering.

The DAK Securities Coin is being issued and offered under the terms of a Form S-1 Registration Statement dated March 6, 2020, and any amendments thereto, and the Dakota Coin Authority Initial Coin Offering Prospectus dated March 6, 2020, and any amendments thereto (the "Prospectus"), and the DAK Units are being issued and offered by virtue of the powers and attributions prescribed in Title 32 of the Flandreau Santee Sioux Tribe Law and Order Code.

Therefore, the Authority covenants, undertakes and agrees as follows:

1. **Purpose of this Undertaking.** This Undertaking is being executed and delivered by the Authority for the benefit of the Holders, both registered and beneficial, of the issued DAK Units, the SEC, and the Participating Underwriters as defined below (the "Beneficiaries of the Undertaking"). This Undertaking is enforceable by the Tribe, registered and beneficial owners of the DAK Units, the SEC, and the Principal Underwriters as further provided in Section 11 of this Undertaking.

2. **Definitions.** Initially capitalized terms used but not otherwise defined in this Undertaking have the same meanings given them in the Prospectus. In addition, the following terms have the following meanings:

    (a) "Authority" shall mean the Dakota Coin Authority, a body politic of the Flandreau Santee Sioux Tribe of South Dakota, created pursuant to this title.

    (b) "Board" shall mean the Board of Directors of the Authority.

    (c) "Board Annual Report" means the annual report of the Board described in Section 3 below.

    (d) "Blockchain Consulting Group, LLC" is the Company hired by the Authority to create, integrate and operate all the software necessary to enable and utilize the DAK Utility Token within the Tribe's governmental and internal business infrastructure, as well as to manage

the DAK Securities Coin's creation, issuance, closing, and trading on behalf of, and as agent of the Authority.

(e) "DAK Securities Coin" shall mean digital currency developed and controlled by the Authority, registered under the Securities Act of 1933 and thus, treated and regulated as a security.

(f) "DAK Utility Token" shall mean digital currency developed and controlled by the Authority, to be offered and used exclusively as form of exchange within the environment of the Tribe.

(g) "DAK Units" shall mean the DAK Securities Coin and / or the DAK Utility Token.

(h) "Executive Committee" shall by the Flandreau Santee Sioux Tribe Executive Committee which is the governing body of the Tribe in accordance with Article III of the Tribe's Constitution.

(i) "Material Event" shall mean any one or more of the events described in Section 3(B) hereof.

(j) "Participating Underwriter" shall be a securities broker dealer registered with the U.S. Securities & Exchange Commission ("SEC") and shall have executed an Underwriting agreement with the Authority to serve in the capacity of an underwriter in connection with the offering of the DAK Securities Coin.

(k) "Tribal Court" the Flandreau Santee Sioux Tribal Court.

(l) "Tribe" shall mean the Flandreau Santee Sioux Tribe of South Dakota.

3. Undertaking: Continuing Disclosure Reports.

The Authority, undertakes and covenants to provide, disclose and deliver to the Beneficiaries of the Undertaking material information concerning the DAK Utility Token, including, but not limited to, financial information of the Authority, material events that may affect the operations, control and management of the Authority, the Tribe and the Offering, and to make such information publicly available within the timeframes imposed upon Registrants pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended.

(a) Annual Reports.

(i) Within 90 days after each fiscal year of the Authority, commencing with the fiscal year ending September 2019, the Authority shall file an annual report on Form 10-K with the SEC which shall also contain relevant and comparable information pertaining to the DAK Utility Token.

(ii) Within 180 days after each fiscal year of the Authority, commencing with the fiscal year ending September 2019, the Board shall post in www.SanteeSioux.com, a report (the "Board Annual Report"), which shall contain:

i. Financial information and operating data relating to the Authority and updating the financial information and operating data relating to the Authority's business, including therein relevant financial information and operating data pertaining to the offer and sale of DAK Utility Tokens.

ii. Audited financial statements of the Authority for the most recently ended fiscal year prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). The Board may from time to time, in order to comply with federal or State legal requirements, modify the basis upon which its financial statements are prepared. Notice of any such modification shall be disclosed on www.SanteeSioux.com and shall include a reference to the specific federal or State law or regulation describing such accounting basis. If audited financial statements are not available by the 180th day after the end of the applicable fiscal year, then they shall be provided as soon as they are available, and unaudited financial statements shall be filed in place of audited financial statements by such date. If the Board changes its fiscal year, the Board shall notify this via www.SanteeSioux.com. If a change is made to the basis on which financial statements are prepared, the annual financial information for the year in which the change is made shall present a comparison between the financial statements or information prepared on the basis of the new accounting principles and those prepared on the basis of the former accounting principles. Such comparison shall include a qualitative and, to the extent reasonably feasible, quantitative discussion of the differences in the accounting principles and the impact of the change in the accounting principles on the presentation of the financial information.

(b) Reporting of Material Events.

(i) Within 4 days from the date of the occurrence of an event defined in Form 8-K, the Authority shall file with the SEC a Form 8-K which shall also contain relevant and comparable information pertaining to the DAK Utility Token.

(ii) The Board will also post, not later than 5 days from the date of the occurrence of an event, on www.SanteeSioux.com, written notice of the occurrence of any of the following events (a "Material Event"):

(1) Defeasance;

(2) Regulatory changes or actions may alter the nature of an investment in us or restrict the use of cryptocurrencies in a manner that adversely affects our business, prospects or operations;

(3) Regulatory opinion and ruling that the DAK Utility Token is to be treated as a security under the Securities Act of 1933, as amended;

(4) Hacking by malicious third parties of the DAK Units' code, correspondent blockchain network, or Ethereum Blockchain network;

(5) Errors in DAK Units' code, correspondent blockchain network, or Ethereum Blockchain network that may disable some functionality for Holders and / or expose holder's information;

(6) Access to DAK Units restricted by cybercrime (such as a denial of service attack) against a service at which the Authority or Holders maintain a hosted online wallet;

(7) Initial Dissolution or Liquidation proceedings of Blockchain Consulting Group, LLC;

(8) The consummation of a merger, consolidation or acquisition involving Blockchain Consulting Group, LLC or the sale of all or substantially all of the assets of BCG, other than in the ordinary course of business, the entry into a definitive agreement to undertake such an action or the termination of a definitive agreement relating to any such actions, other than pursuant to its terms, if material;

(9) Hacking or other malicious activities perpetrated to Blockchain Technology Consulting Group, LLC;

(10) Increase or decrease of the incentive payments required to complete transactions on the Ethereum blockchain;

(11) Creation and passing of laws, regulations or guidance domestically and abroad, that may affect the permissibility of the DAK Units, the permissibility of Blockchain, Ethereum Blockchain, the transferability, trading, and exchange of DAK Units and other Cryptocurrencies in general;

(12) Changes in the Authority's organization, business operations, in particular the operation of the Royal River Casino Resort; or

(13) Adverse tax opinions, the issuance by the Internal Revenue Service of proposed or final determinations of taxability, or other material notices or determinations with respect to the tax status of the Offering, or other material events affecting the tax status of the Offering.

(c) Quarterly Reports.

Within 45 days after each fiscal quarter year end of the Authority, commencing with the fiscal year ending September 2019, the Authority shall file a quarterly report on Form 10-Q with the SEC which shall also contain relevant and comparable information pertaining to the DAK Utility Token.

4. Undertaking: Management Discussions of Items disclosed in Annual Reports, Quarterly Reports, or as Material Events.

If any item required to be disclosed in the Reports or Material Events under Section 3 would be misleading without further discussion, the Board shall additionally provide a statement clarifying the disclosure in order that the statement made will not be misleading in light of the circumstances in which it is made.

5. Undertaking: Independent Directors

NASDAQ listing standards require that within one year of the listing of our securities on the NASDAQ Capital Market we have at least three independent directors and that a majority of our board of directors be independent. An "independent director" is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company's board of directors, would interfere with the director's exercise of independent judgment in carrying out the responsibilities of a director. We do not have any "independent directors" as defined in the NASDAQ listing standards and applicable SEC rules. If NASDAQ or another licensed securities exchange offers listing privileges for the DAK Securities Coin, we will, at that time, undertake to appoint an adequate number of disinterested directors and form such committees as are necessary to comply with governance requirements of the exchange.

6. Termination of reporting obligation.

The Authority's obligations under this Undertaking will terminate upon: (i) the defeasance or redemption of all DAK Securities Coin, or (ii) the termination of the Authority's reporting requirements under the federal securities laws, whichever occurs first.

7. Amendment; Waiver.

Notwithstanding any other provision of this Undertaking, the Authority may amend this Undertaking, and any provision of this Undertaking may be waived, if such amendment or waiver (i) is made in connection with a change in circumstances that arises from a change in legal requirements, change in law, or change in the identity, nature, or status of the Authority; and (ii) the amendment or waiver does not materially impair the interests of DAK Unit holders, as determined either by parties unaffiliated with the Authority (such as the Authority's external counsel), or by an approving majority vote from any one of the Beneficiaries of the Undertaking at the time of the amendment.

8. Failure to disclose.

In the event of a failure by the Authority to comply with any provision of this Undertaking, the Holder of any DAK Unit may seek specific performance by court order to cause the Authority to comply with its obligations under this Undertaking.

9. Additional Information.

Nothing in this Undertaking shall be deemed to prevent the Authority from disseminating any other information, using the means of dissemination set forth in this Undertaking or any other means of communication, or including any other information in any Annual Report or notice of occurrence of a Material Event, in addition to that which is required by this Undertaking.

10. Beneficiaries.

This Undertaking shall inure solely to the benefit of the Authority, the Tribe, the SEC, the Participating Underwriters, if any, and registered and beneficial owners (Holders) from time to time of the DAK Units and shall create no rights in any other person or entity.

11. Governing Law; Limitations.

This Undertaking shall be governed by and construed in accordance with the laws of the Flandreau Santee Sioux Tribe. The Authority also hereby expressly agrees to waive any and all of its defense of sovereign immunity from suit and any requirement for exhaustion of Tribal remedies should an action be commenced pertaining to the enforcement of this Undertaking, the DAK Securities Coin or DAK Utility Token or specifically regarding the subject matter of the Offering and, expressly submits to and consents to the jurisdiction of both the Circuit Court in Minnehaha County, South Dakota and the United States District Court for the District of South Dakota (including all State and federal courts to which decisions of such courts may be appealed), with respect to any dispute or controversy arising out of or pertaining to this Undertaking. Beneficiaries of the Undertaking will not have any claim against the Tribe, the Tribe's or the Authority's members or officers, or the Tribe's assets, and no judgment against the Authority will be enforceable against any property or assets of the Tribe outside the property or assets of the Authority. In the aggregate, the limit of the Authority's liability for any dispute or controversy will be limited to the proceeds of the offering in which the complainant participated. The limit of the Authority's liability to any one investor is the amount of his or her purchase. All claims must be filed within one year of the event giving rise to the claim or are forever barred.

[Intentionally Left Blank for Signature Page]

12. Signatures.

IN WITNESS WHEREOF, the Board has executed and delivered this Continuing Disclosure Undertaking as of the date first above written.

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Anthony Reider

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Andrew Weston

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Donalda Montoya

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Kristi Bietz

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David Kills-A-Hundred

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Kenneth Weston

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John Jason Armstrong

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Ryan Kills-A-Hundred